UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934

               Date of Report: (Date of earliest event reported):
                       October 31, 2005 (October 27, 2005)


                           Blue Dolphin Energy Company
             (Exact name of registrant as specified in its charter)



        Delaware                       0-15905                   73-1268729
(State of Incorporation)        (Commission file Number)       (IRS Employer
                                                             Identification No.)

                             801 Travis, Suite 2100
                              Houston, Texas 77002
              (Address of Registrant's principal executive offices)

                                 (713) 227-7660
              (Registrant's telephone number, including area code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))



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ITEM 4.02  NON-RELIANCE ON PREVIOUSLY  ISSUED FINANCIAL  STATEMENTS OR A RELATED
           AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On October 31, 2005, Blue Dolphin Energy Company, Inc. a Delaware corporation (the "Company") issued a press release announcing that on October 27, 2005, the management of the Company, in consultation with members of its Audit Committee and UHY Mann Frankfort Stein & Lipp CPAs, LLP ("UHY"), the Company's independent registered public accounting firm, concluded that the Company's previously issued financial statements for the quarterly periods ended March 31, 2005 and June 30, 2005 should no longer be relied upon because of errors in such financial statements. The underlying errors relate to the Company's treatment of the "cashless" exercise of compensatory stock options by certain directors and employees of the Company. The Company expects to file an amended Form 10-QSB for each of the first and second quarters of 2005 by November 15, 2005.

During the first and second quarters of 2005, pursuant to the terms of the Company's 2000 Stock Incentive Plan, certain option holders were permitted to make "cashless" exercises of stock options. Upon a "cashless" exercise of an option, shares of common stock having a fair market value, at the time of exercise, equal to the exercise price are withheld to pay the exercise price of the options exercised.

The Company accounts for stock-based compensation as fixed awards under the Intrinsic Value Method as prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25"). The Company has concluded, after consultation with UHY, that options exercised in the first and second quarters of 2005 using the "cashless" exercise method require variable accounting treatment under Financial Accounting Standards Board Interpretation No. 44 "Accounting for Certain Transactions involving Stock Compensation - An Interpretation of APB Opinion No. 25" ("FIN 44"). Under APB No. 25 the compensation expense associated with option grants that receive fixed accounting treatment is measured at the grant date. When variable accounting treatment is applied, compensation expense is measured again and recognized at periods after the initial measurement date.

Accordingly, the Company will be amending its Forms 10-QSB for the first and second quarters of 2005 to recognize non-cash compensation expense related to the exercise of stock options using the "cashless" method. For the six months ended June 30, 2005, the Company will recognize additional compensation expense of approximately $686,000, or $0.09 per share. Recognition of this expense will increase Additional Paid in Capital by an equivalent amount. The Company expects the additional compensation expense to increase the net loss for the first quarter by approximately $533,000, or $0.07 per share. Additional compensation expense recognized in the second quarter of 2005 will be approximately $153,000, or $0.02 per share. There will be no liability to the Company recognized as a result of this additional expense. The Company believes it has identified all the adjustments necessary, however, the accounting analysis is ongoing. Therefore, the final financial results may be different from that indicated in this report.

The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 8.01         OTHER EVENTS.

In the October 31, 2005 press release, the Company also announced that it had received cash payments totaling $1,383,247 for production from July 1, 2004 through June 2005 for its after-payout working interest in High Island Block 37. There are two wells that are currently producing in this block at a combined rate of approximately 25 MMcf per day. The Company has a working interest of approximately 2.7% in the wells.

Additionally, production from the Company's working interest in High Island Block A-7 has increased significantly following the successful re-completion of two wells in August 2005. However, the wells in High Island Block A-7 are currently shut-in awaiting the resumption of 3rd party transportation services following Hurricane Rita.

A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.


ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS.

(c)      Exhibits

         99.1     Press Release issued October 31, 2005.


SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   October 31, 2005.

                                                     BLUE DOLPHIN ENERGY COMPANY


                                                      /s/ Gregory W. Starks
                                                     ---------------------------
                                                     By: Gregory W. Starks
                                                         Treasurer

                                INDEX TO EXHIBITS


Exhibit           Description of Exhibit

99.1              Press Release issued October 31, 2005.